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Exhibit 4.10

COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P.

AGREEMENT OF LIMITED PARTNERSHIP

COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P.

AGREEMENT OF LIMITED PARTNERSHIP

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10.2	Limited Partner	7
10.3	Waiver of Appraisal, Valuation Rights and Partition	7
ARTICLE XI	DISSOLUTION AND TERMINATION	8
11.1	Final Accounting	8
11.2	Liquidation	8
11.3	Distribution in Kind	8
11.4	Waiver of Right to Court Decree of Dissolution	8
ARTICLE XII	POWER OF ATTORNEY	8
12.1	Grant of Power	8
12.2	Survival	9
ARTICLE XIV	GENERAL PROVISIONS	10
14.1	Entire Agreement	10
14.2	Amendment	10
14.3	Applicable Law	10
14.4	Pronouns	10
14.5	Counterparts	10
14.6	Additional Documents	10
14.7	Written Consents	10

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COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P.

AGREEMENT OF LIMITED PARTNERSHIP

        THIS AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") is entered into this 22nd day of December, 2000, between COORS WORLDWIDE, INC., a Colorado corporation (the "General Partner"), and COORS BREWING COMPANY, a Colorado corporation (the "Limited Partner"). The parties are sometimes referred to herein collectively as the "Partners" and individually as a "Partner." In consideration of the mutual promises contained herein, the parties agree as follows:

ARTICLE I

FORMATION OF THE LIMITED PARTNERSHIP

        1.1    Formation.    The parties hereby form a limited partnership under the name COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P. (the "Partnership") upon the terms and conditions provided in this Agreement, subject to the provisions of the Colorado Uniform Limited Partnership Act of 1981, as amended (the "Act"). In any case not provided for by the Act, the Partnership elects to be governed by the Colorado Uniform Partnership Act (1997) (the "UPA"). To the full extent permitted by the Act or the UPA, this Agreement shall control as to any conflict between this Agreement and the Act or the UPA, or as to any matter provided for in this Agreement that is also provided for in the Act or the UPA. The parties intend that the Partnership shall be taxed as a partnership.

        1.2    Certificate of Limited Partnership.    The General Partner, acting directly or through an attorney-in-fact, shall promptly execute a combined certificate of limited partnership (as defined in the Act) and registration statement for the Partnership as a limited liability limited partnership under the name COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P., pursuant to section 7-64-1002, Colorado Revised Statutes, and shall cause such combined certificate and registration statement to be filed for record in the office of the Secretary of State of the State of Colorado, and shall execute such further documents (including amendments to the certificate and the registration statement) and take such further action as shall be appropriate or helpful to comply with the requirements of law for the formation and operation of a limited liability limited partnership in Colorado, the counties therein, and all other states, counties and other jurisdictions where the Partnership elects to carry on its business.

        1.3    Business.    The business of the Partnership shall be (i) to brew, export, market and sell Coors beer and other malt beverage products, to contract for any and all services necessary or convenient to accomplish the foregoing purposes, and to acquire any and all intellectual property and other rights necessary or convenient to accomplish the foregoing purposes; (ii) in furtherance of the business described in clause (i), to form, invest in and hold stock or interests in corporations, partnerships or other entities through which the Partnership elects to carry on its business; (iii) to obtain financing and refinancing to accomplish the foregoing purposes; (iv) to do any and all other things necessary, desirable or incidental to the foregoing purposes; and (v) to transact any and all other businesses for which limited liability limited partnerships may be formed under the Act.

        1.4    Principal Office.    (a) The principal office of the Partnership shall be at 311 10th Street, Golden, Colorado 80401, or at such other location in that city as the General Partner may select from time to time.

        (b)   The Partnership's agent for service of process shall be M. Caroline Turner.

        1.5    Term.    The Partnership shall commence on the date that the certificate of limited partnership is filed in the office of the Secretary of State of the State of Colorado and shall continue until terminated as provided in Article XII hereof.

ARTICLE II

DEFINITIONS

        The following terms shall have the following meanings:

        2.1    Affiliate.    With respect to any Person, an "Affiliate" is a Person that controls, is controlled by or is under common control with, such Person.

        2.2    Carrying Value.    The initial Carrying Value of a property contributed to the Partnership by a Partner shall be the agreed value (as determined by the General Partner and the contributing Partner) of such property. The initial Carrying Value of any other property acquired by the Partnership shall be the adjusted basis of such property for federal income tax purposes at the time it is acquired by the Partnership. The initial Carrying Value of a property shall be reduced (but not below zero) by all subsequent depreciation, cost recovery, and amortization deductions with respect to such property as taken into account in determining Profit and Loss. The Carrying Value of any property shall be adjusted from time to time in accordance with section 8.2(b), and to reflect changes, additions or other adjustments to the Carrying Value as the result of dispositions, acquisitions or improvements of Partnership properties, as determined by the General Partner.

        2.3    Cash Flow.    The Profit or Loss for any applicable period (i) as increased by adding back any depreciation or amortization deductions and any other noncash expenses included in computing such profit or loss, (ii) as decreased by the principal payments for that period on any Partnership indebtedness (net of principal payments made out of refinancing proceeds), (iii) as decreased by any capital expenditures, and (iv) as increased or decreased by reductions or additions in cash reserve accounts.

        2.4    Code.    The Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

        2.5    Person.    Any individual, general or limited partnership, joint venture, corporation, trust, business trust or association or any organization substantially similar to any of the foregoing.

        2.6    Profit or Loss.    The income or loss of the Partnership as determined under general accounting principles applicable to similar partnerships using the accrual method of accounting, but taking into account the Carrying Value of any asset for purposes of depreciation, amortization and gain or loss with respect to the asset.

        2.7    Sharing Ratios.    The "Sharing Ratios" of the Partners shall be 99.0% for the General Partner and 1.0% for the Limited Partner, which amounts reflect the relative contributions of the Partners.

        2.8    Treasury Regulations.    Regulations issued by the Department of Treasury under the Code. Any reference herein to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code.

ARTICLE III

CAPITAL CONTRIBUTIONS

        On or before January    , 2001, the General Partner shall, in return for its partnership interest, (i) assign to the Partnership all of the General Partner's rights under the Coors IMD License Agreement between Coors Brewing Company and the General Partner, and (ii) assign to the Partnership all of the General Partner's rights under the Importer Purchase Agreement between V. Suarez & Co., Inc. (the General Partner is the assignee of Coors Brewing Company's rights under such agreement). In return for its partnership interest, the Limited Partner shall contribute to the Partnership in cash, on or before January      , 2001, the sum of $10,000.

ARTICLE IV

MANAGEMENT POWERS

        4.1    Limited Liability.    The liability of the Limited Partner shall be limited as set forth in the Act. Except as permitted by Colorado law, the Limited Partner shall take no part in the control, management, direction or operation of the affairs of the Partnership and shall have no power to bind the Partnership. The General Partner may from time to time seek suggestions and expressions of opinion from the Limited Partner on major policy decisions, but it need not act on such advice, and at all times the sole control and management of the Partnership shall rest with the General Partner.

        4.2    Management Authority.    (a) The General Partner is hereby expressly authorized on behalf of the Partnership to make all decisions with respect to the Partnership's business, to take all actions to carry out such decisions and to bind the Partnership contractually. Without limiting the generality of the foregoing, the General Partner is authorized on behalf of the Partnership to:

          (i)    expend Partnership funds;

          (ii)   borrow money and grant security interests in the Partnership assets;

          (iii)  employ persons, firms or corporations for services to the Partnership;

          (iv)  buy, sell, encumber and otherwise deal with Partnership property (provided, however, that the Partnership may not transfer all or substantially all of its property, either in one or a series of transactions, without prior written documentation whereby all the Partners expressly consent to and approve the Partnership's transfer of such property);

          (v)   compromise and release claims of the Partnership;

          (vi)  cause the Partnership to guaranty obligations of others in furtherance of the business of the Partnership and otherwise to extend the credit of the Partnership;

          (vii) enter into nominee agreements with any person (including the General Partner so acting) to hold title to Partnership properties as nominee; and

          (viii) make distributions to the Partners.

        (b)   All documents executed on behalf of the Partnership must be signed by the General Partner, including (i) all assignments, leases, licenses, distribution agreements and all other contracts and agreements of any type; (ii) all checks, drafts and other orders for the payment of Partnership funds; (iii) all promissory notes, mortgages, deeds of trust, security agreements, financing statements and other similar documents; and (iv) all other instruments of any kind or nature relating to the affairs of the Partnership whether like or unlike the foregoing.

        4.3    Information Relating to the Partnership.    Upon request, the General Partner shall supply to the other Partners any information requested regarding the Partnership or its activities, provided that obtaining the information is not unduly burdensome to the General Partner. During ordinary business hours, any Partner or its authorized representative shall have access to all books, records and materials in the Partnership's offices regarding the Partnership or its activities.

        4.4    Tax Matters Partner.    The General Partner is designated as the tax matters partner (as defined in section 6231(a)(7) of the Code) and is authorized to represent the Partnership in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Notwithstanding the foregoing, the tax matters partner shall promptly notify all Partners of the commencement of any audit, investigation or other proceeding concerning the tax treatment of Partnership tax items, shall keep all Partners adequately informed of such proceedings, and upon the request of any Partner shall promptly take appropriate action to cause such Partner to be a "notice partner" as defined in section 6231(a)(8) of the Code.

        4.5    Other Activities.    The General Partner shall devote such time to the business of the Partnership as necessary for the efficient operation of the Partnership's business.

        4.6    Exculpation.    In carrying out their duties hereunder the Partners shall not be liable to the Partnership nor to any Partner for their good faith actions, or failure to act, nor for any errors of judgment, nor for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but only for willful misconduct or gross negligence in the performance of their duties under this Agreement. The Partnership shall indemnify and hold harmless each of the Partners and their officers, directors, partners, agents, employees and Affiliates as to third parties against and from any personal loss, liability or damage incurred as a result of any act or omission of any Partner believed in good faith to be within the scope of authority conferred by this Agreement, except for willful misconduct or gross negligence, but not in excess of the value of the net assets of the Partnership as of the date the General Partner learns of such act or omission resulting in the personal loss, liability or damage to a third party (the "Date of Notice"). In all cases, indemnification shall be provided only out of and to the extent of the net assets of the Partnership as of the Date of Notice, and no individual Partner shall have any personal liability whatsoever on account thereof. In no event shall the Partnership be liable to a third party under this section 4.6 for the amount of any additional contributions made to the Partnership after the Date of Notice or for the amount of any increase in value of any Partnership assets after the Date of Notice. Notwithstanding the foregoing, the Partnership's indemnification of the Partners and their officers, directors, agents and employees as to a third party shall be only with respect to such loss, liability or damage that is not otherwise compensated for by insurance carried for the benefit of the Partnership.

ARTICLE V

DISTRIBUTIONS TO THE PARTNERS

        Subject to section 11.2(a) hereof, distributions shall be made to the Partners in accordance with their Sharing Ratios at such times as the General Partner shall determine.

ARTICLE VI

ALLOCATIONS OF PROFITS AND LOSSES

        6.1    In General.    All profit and losses of the Partnership shall be allocated between the Partners in accordance with their relative Sharing Ratios; provided, however, that (i) no loss shall be allocated to the Limited Partner to the extent that such loss would cause the Limited Partner's capital account to be negative by an amount greater than the sum of the Limited Partner's shares, if any, of "partnership minimum gain" and "partner nonrecourse debt minimum gain," as determined in accordance with sections 1.704-2(g) and 1.704-2(i), respectively, of the Treasury Regulations, and (ii) profits shall first be allocated to the General Partner to reverse out any losses allocated to the General Partner in prior years by reason of item (i) immediately above. In addition, all provisions of this Agreement shall be interpreted so that any allocation to be made to any Partner shall satisfy the alternate test for economic effect set forth in section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, including (without limitation) the requirement that this Agreement contain a "qualified income offset" as required by such provision of the Treasury Regulations.

        6.2    Sharing of Nonrecourse Liabilities.    For purposes of determining a Partner's share of nonrecourse liabilities under Treasury Regulation § 1.752-3(a)(3), the Partner's interest in the Profits of the Partnership shall be as provided in section 6.1.

ARTICLE VII

ALLOCATION OF TAXABLE INCOME AND TAX LOSSES

        7.1    In General.    Except as provided in section 7.2, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated between the Partners in the same manner as such item is allocated for book purposes under Article VI.

        7.2    Allocation of Section 704(c) Items.    The Partners recognize that with respect to property contributed to the Partnership by a Partner and with respect to property revalued in accordance with section 8.2(b) (referred to as "Adjusted Properties"), there will be a difference between the agreed values or Carrying Values, as the case may be, of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, amortization and gain or loss with respect to such contributed properties and Adjusted Properties shall be allocated among the Partners to take into account the book-tax disparities with respect to such properties in accordance with the provisions of sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections. Any gain or loss attributable to a contributed property or an Adjusted Property (exclusive of gain or loss allocated to eliminate such book-tax disparities) shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Article VI.

ARTICLE VIII

ACCOUNTING AND REPORTING

        8.1    Books.    The General Partner shall maintain complete and accurate books of account of the Partnership's affairs at the principal office of the Partnership. The Partnership's books shall be kept on the accrual basis of accounting and on a calendar year accounting period.

        8.2    Capital Accounts.    (a) The General Partner shall maintain a separate capital account for each Partner and such other Partner accounts as may be necessary or desirable to comply with the requirements of section 1.704-1(b)(2)(iv) of the Treasury Regulations. The initial capital accounts of the Partners shall hereafter be adjusted as follows: (i) increased by the amount of all cash capital contributions and the net agreed value of all capital contributions of property other than cash (with such net agreed value determined by the General Partner and the contributing Partner) made by such Partner to the Partnership; (ii) increased by all Partnership profits allocated to such Partner pursuant to Article VI; (iii) decreased by all items of Partnership loss allocated to such Partner pursuant to Article VI; and (iv) decreased by the amount of all distributions of cash and the net value of all distributions of property made to such Partner pursuant to this Agreement.

        (b)   Prior to the actual or deemed distribution of any Partnership property (other than cash), the capital accounts of the Partners and the Carrying Values of all Partnership properties shall be adjusted immediately prior to such distribution upward or downward to reflect any unrealized gain or unrealized loss attributable to such Partnership property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each property at that time and had been allocated among the Partners pursuant to Article VI). Upon an issuance of additional interests in the Partnership for cash or property the capital accounts of the Partners and the Carrying Values of all Partnership properties shall be adjusted immediately prior to such issuance upwards or downwards to reflect any unrealized gain or unrealized loss with respect to each Partnership property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property immediately prior to such issuance, and had been allocated among the Partners, at such times, pursuant to Article VI). In determining such unrealized gain or unrealized loss, the aggregate fair market value of Partnership properties as of any date of determination shall be determined by the General Partner.

        (c)   A transferee of a Partnership interest shall succeed to the capital account attributable to the Partnership interest transferred, except that if the transfer causes a termination of the Partnership under section 708(b)(1)(B) of the Code, the Partnership properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferees of the Partnership interests) and deemed recontributed by such Partners and transferees in reconstitution of the Partnership. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution to reflect market value (and such adjusted Carrying Value shall constitute the agreed values of such properties for purposes of the deemed contribution to the reconstituted Partnership). The capital accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this section 8.2.

        8.3    Transfers During Year.    The share of profits and losses under Article VI of a Partner who transfers part or all of its interest in the Partnership during the Partnership's accounting year shall be made by a closing of the Partnership's books as of the effective time of such transfer.

        8.4    Section 754 Election.    If requested by a Partner or the transferee of all or any portion of any Partner's interest in the Partnership, the Partnership shall make the election provided for under section 754 of the Code.

ARTICLE IX

TRANSFER OF PARTNERS' INTEREST

        9.1    Assignment.    Neither Partner may sell, assign or otherwise transfer its interest, or any part thereof, in the Partnership without the prior written consent of all other Partners, which consent may be granted or withheld in the sole and absolute discretion of each such other Partner.

        9.2    Transfers; General.    (a) An assignee, legatee, distributee or transferee (by conveyance, operation of law or otherwise) of the whole or any portion of a Limited Partner's interest in the Partnership shall have the right to be admitted as a Limited Partner in the Partnership if the transferor of the interest grants such right and the General Partner consents to such admission. The grant or denial of a request for such consent shall be within the absolute discretion of the General Partner and the General Partner may consent to a transfer under section 9.1 without consenting to the admission of the transferee as a limited partner under this section. An assignee of a Limited Partner who is not admitted as a Limited Partner shall be entitled only to the distributions to which such assignee's assignor would otherwise be entitled.

        (b)   If a Limited Partner shall die, his executor, administrator or trustee, or, if he shall be adjudicated insane or incompetent, his committee, conservator or representative, or if the Limited Partner shall be dissolved, merged or consolidated, its successor in interest, shall have the same rights and obligations that such Limited Partner would have had if he had not died or had not been adjudicated insane or incompetent or had not been dissolved, merged or consolidated, except that the executor, administrator, trustee, committee, conservator, representative or successor shall not become a substituted Limited Partner without the prior written consent of the General Partner, which consent may be granted or withheld in the sole and absolute discretion of the General Partner.

        (c)   No transfer of any partnership interest otherwise permitted under this Agreement shall be effective for any purpose whatsoever until the transferee shall have assumed the transferor's obligations to the extent of the interest transferred and shall have agreed to be bound by all the terms and conditions hereof, by written instrument, duly acknowledged, in form and substance reasonably satisfactory to the General Partner.

        (d)   As conditions to his admission as a Limited Partner (i) any assignee, legatee, distributee, transferee or successor of a Limited Partner ("Assignee") shall execute and deliver such instruments, in form and substance satisfactory to the General Partner, as the General Partner shall deem necessary or desirable to cause the Assignee to become a Limited Partner; (ii) the General Partner shall, at its option, require an opinion from Assignee's counsel (which opinion and counsel both must be satisfactory to the General Partner) that (aa) such assignment, transfer or other disposition would not violate any applicable governmental rule or regulation including, without limitation, any applicable federal or state securities law and (bb) registration under applicable federal or state securities laws is not required in connection with such assignment, transfer or other disposition; and (iii) such Assignee shall pay all reasonable expenses in connection with his admission as a Limited Partner, including but not limited to, attorney's fees and the cost of preparation and filing of any amendment of the certificate of limited partnership necessary or desirable in connection therewith.

ARTICLE X

EVENTS OF DISSOLUTION

        10.1    Events of Dissolution.    (a) The Partnership shall continue until dissolved by (i) the affirmative vote of all of the Partners to dissolve the Partnership or (ii) any other event causing dissolution of a limited partnership under the Act.

        (b)   The General Partner shall give the Partnership and the other Partners at least 90 days' prior written notice of its withdrawal, which shall be effective only as of the end of a calendar month.

        10.2    Limited Partner.    Except as expressly provided otherwise in this Agreement, a Limited Partner shall have no power to withdraw from or terminate its membership in the Partnership, and the Limited Partners shall have no power to dissolve the Partnership. Upon withdrawal pursuant to the provisions of this Agreement, a Limited Partner shall have no right to receive any value for its interest in the Partnership except as expressly provided in this Agreement.

        10.3    Waiver of Appraisal, Valuation Rights and Partition.    In the event of the withdrawal, dissolution or bankruptcy of any Partner, the rights of the Partner or its successors under applicable Colorado law with respect to the inventory of assets, appraisals, accounting, or sale of assets shall not apply and are hereby expressly waived by the Partners. Each Partner expressly agrees that the provisions contained in this Agreement shall bind and control its successors, including without limitation, the provisions applicable in the event of the withdrawal, dissolution or bankruptcy of a

Partner. Each of the Partners hereby waives any and all rights, duties, obligations and benefits with respect to any action for partition of the Partnership property, or to compel any sale thereof.

ARTICLE XI

DISSOLUTION AND TERMINATION

        11.1    Final Accounting.    In case of the dissolution of the Partnership, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

        11.2    Liquidation.    (a) All proceeds from liquidation shall be distributed in the following order of priority: (i) to the payment of debts and liabilities of the Partnership and the expenses of liquidation; (ii) to the setting up of such reserves as the liquidators may reasonably deem necessary for any contingent liabilities of the Partnership; and (iii) to the Partners in proportion to, and in payment of, their respective positive capital account balances.

        (b)   In the event that any Partner's capital account balance is a negative amount after all allocations to such account in accordance with Article V and distributions in accordance with section 11.2(a), such Partner shall have no obligation to contribute any amount to the Partnership as a result of such negative capital account; provided, however, this provision shall not override any obligations the Partners have under Article III.

        11.3    Distribution in Kind.    If a portion of the Partnership's assets is to be distributed in kind to the Partners, the Partnership shall obtain an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of liquidation and adjustments in the capital accounts of the Partners shall be made as provided in section 8.2. Distribution of any assets in kind to a Partner shall be considered a distribution of an amount equal to the asset's fair market value for purposes of section 11.2.

        11.4    Waiver of Right to Court Decree of Dissolution.    The Partners agree that irreparable damage would be done to the Partnership if a Partner brought an action in court to dissolve the Partnership. Care has been taken in this Agreement to provide what the parties believe are fair and just payments to be made to a Partner whose relationship with the Partnership is terminated for any reason. Accordingly, each Partner accepts the provisions of this Agreement as its sole entitlement on termination of its membership in the Partnership. Each Partner hereby waives and renounces its right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Partnership.

ARTICLE XII

POWER OF ATTORNEY

        12.1    Grant of Power.    (a) By the execution of this Agreement each Limited Partner irrevocably makes, constitutes and appoints the General Partner (and any successor General Partner) its true and lawful attorney in its name, place and stead with the power from time to time to make, execute, swear to, acknowledge, verify, deliver, file, record and publish any certificates or other instruments that may be required to be filed by the Partnership under the laws of Colorado or of any other state or jurisdiction in which the Partnership transacts business or in which the General Partner deems it advisable to make, execute, swear to, acknowledge, verify, deliver, record, publish or file, including without limitation (i) the certificate of limited partnership and all amendments thereto required by law or the provisions of this Agreement, (ii) all elections, certificates and other instruments necessary to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability in the states and other jurisdictions where the Partnership may be doing business, (iii) all instruments which effect a change or modification of the Partnership in accordance with this

Agreement, and (iv) all instruments necessary to effect the dissolution and termination of the Partnership.

        (b)   The foregoing power of attorney shall be a special power of attorney coupled with an interest in favor of the General Partner, and as such shall be irrevocable and shall survive the death, legal incompetency, dissolution or other termination of existence of a Partner.

        12.2    Survival.    The foregoing power of attorney shall survive the delivery of any permitted assignment or transfer by any Partner of the whole or any portion of its interest in the Partnership, except that where an assignee of such interest has been approved by the Partners as a substituted Partner then the foregoing power of attorney of the assignor Partner shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, swear to, acknowledge and file any and all instruments necessary to effectuate such substitution and the execution of this Agreement by the substituted Partner shall constitute delivery of a power of attorney from the substituted Partner to the General Partner in accordance with this Article XII. The power of attorney may be exercised by facsimile signature of the General Partner or by listing the Partners executing, swearing to or acknowledging any instrument with a single signature of the General Partner, acting as attorney-in-fact for all of them.

ARTICLE XIII

NOTICES

        13.1    Method of Notices.    All notices or other communications required or permitted hereunder shall be hand-delivered, telecopied or sent by registered or certified mail, postage prepaid, addressed as follows:

      If to the General Partner:

        Coors Worldwide, Inc.
        c/o Coors Brewing Company
        311 10th Street NH311
        Golden, Colorado 80401
        Attn:
        Telecopy no.

      If to the Limited Partner:

        Coors Brewing Company
        311 10th Street NH311
        Golden, Colorado 80401
        Attn:
        Telecopy no.

or to such Person or address as shall be furnished in accordance with this section 13.1 by either Partner to the other. Any such notice or communication shall be effective if personally delivered, when delivered, if telecopied, when received, or, if mailed, on the date set forth on the receipt of registered or certified mail, or on the fifth day after mailing, whichever is earlier.

        13.2    Computation of Time.    In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday in Denver, Colorado.

ARTICLE XIV

GENERAL PROVISIONS

        14.1    Entire Agreement.    This Agreement embodies the entire understanding and agreement among the parties concerning the Partnership and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

        14.2    Amendment.    This Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver.

        14.3    Applicable Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado without regard to principles of conflicts of laws.

        14.4    Pronouns.    References to a Partner, including by use of a pronoun, shall be deemed to include masculine, feminine, singular, plural, individuals, partnerships or corporations where applicable.

        14.5    Counterparts.    This instrument may be executed in any number of counterparts each of which shall be considered an original and all of which together shall be deemed one instrument.

        14.6    Additional Documents.    The Partners hereto covenant and agree to execute such additional documents and to perform additional acts as are or may become necessary or convenient to carry out the purposes of this Agreement.

        14.7    Written Consents.    All consents or approvals required or permitted under this Agreement shall be in writing.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date set forth above.

COORS WORLDWIDE, INC.

By:	/s/ IAN B. BIRD
Name:	Ian B. Bird
Title:	Assistant Secretary

COORS BREWING COMPANY

By:	/s/ TIMOTHY V. WOLF
Name:	Timothy V. Wolf
Title:	Senior V.P. and CFO

QuickLinks

COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P. AGREEMENT OF LIMITED PARTNERSHIP
COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P. AGREEMENT OF LIMITED PARTNERSHIP
COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P. AGREEMENT OF LIMITED PARTNERSHIP
ARTICLE I FORMATION OF THE LIMITED PARTNERSHIP
ARTICLE II DEFINITIONS
ARTICLE III CAPITAL CONTRIBUTIONS
ARTICLE IV MANAGEMENT POWERS
ARTICLE V DISTRIBUTIONS TO THE PARTNERS
ARTICLE VI ALLOCATIONS OF PROFITS AND LOSSES
ARTICLE VII ALLOCATION OF TAXABLE INCOME AND TAX LOSSES
ARTICLE VIII ACCOUNTING AND REPORTING
ARTICLE IX TRANSFER OF PARTNERS' INTEREST
ARTICLE X EVENTS OF DISSOLUTION
ARTICLE XI DISSOLUTION AND TERMINATION
ARTICLE XII POWER OF ATTORNEY
ARTICLE XIII NOTICES
ARTICLE XIV GENERAL PROVISIONS